Exhibit 1.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

IMPORTANT NOTICE

In light of COVID-19 and to safeguard shareholders’ health and safety, the Company encourages shareholders to consider appointing the chairman of the extraordinary general meeting as his/her proxy to vote on the resolutions, instead of attending the extraordinary general meeting in person. The directors of the Company may attend the extraordinary general meeting remotely through video or telephone conference facilities.

LIMITING ATTENDANCE AND PRIOR ONLINE REGISTRATION

Limiting attendance of the extraordinary general meeting in person: To comply with the Prevention and Control of Disease (Prohibition on Group Gathering) Regulation (Chapter 599G of the Laws of Hong Kong) made by the Chief Executive in Council of Hong Kong on 29 March 2020 and amended from time to time, the Company will limit attendance of the extraordinary general meeting in person to 100 shareholders, with not more than 20 persons (or such other maximum number of persons as legally permissible on the date of the extraordinary general meeting) to be accommodated in each meeting room or partitioned area.

Prior online registration: Both registered shareholders (i.e. persons or companies holding shares of the Company in their own names which are entered in the Company’s register of members) (the “Registered Shareholders”) and non-registered shareholders (i.e. whose shares are held through banks, brokers, custodians, nominees or HKSCC Nominees Limited (together, the “Intermediaries”)) (the “Non-registered Shareholders”) who wish to attend the extraordinary general meeting in person are requested to register their interest to attend and provide the following details by email at egm2021@chinamobilehk.com during the period from Monday, 31 May 2021, 9:00 a.m. to Wednesday, 2 June 2021, 6:00 p.m.:

(1)full name in English;

(2) registered address in English, or his/her 10-digit shareholder reference number starting with the letter “C” printed under the barcode on the top right corner of the notification letter to shareholders sent on Monday, 24 May 2021; and

(3)telephone number (optional) for ease of contact.

In addition, the Non-registered Shareholders should contact and instruct their Intermediaries in advance to appoint the Non-registered Shareholders as the Intermediaries’ proxy or corporate representative to attend and vote at the extraordinary general meeting in person in case the Non-registered Shareholders are allocated the right of admission to the venue.

Basis of allocation: If registrations are received by the Company from more than 100 Registered Shareholders and Non-registered Shareholders, balloting will be conducted.

Notification: The Registered Shareholders and Non-registered Shareholders who have been allocated the right of admission to the extraordinary general meeting venue in person will be notified individually by email during the period from Friday, 4 June 2021 to Tuesday, 8 June 2021, and such shareholders must bring the confirmation email when attending the extraordinary general meeting. No notification will be sent to those persons who are not successful in the balloting.

OTHER PRECAUTIONS TO BE TAKEN AT THE EXTRAORDINARY GENERAL MEETING

In accordance with the Joint Statement in relation to General Meetings in light of the Prevention and Control of Disease (Prohibition on Group Gathering) Regulation issued by the Securities and Futures Commission of Hong Kong and the Hong Kong Stock Exchange on 1 April 2020, the Company will take all practicable precautions to ensure the health and safety of shareholders attending the extraordinary general meeting, including but not limited to mandatory screening of body temperatures, submission of health declaration forms, requiring attendees to bring and wear their own surgical masks, physical distancing, no food or beverage service and no handing out of gifts. The Company will refuse entry to persons whose body temperature is 37.5ºC or higher, with flu-like symptoms or under quarantine.

The Company will continue to monitor COVID-19 and may alter the extraordinary general meeting arrangements at short notice. Shareholders are advised to check any future announcement(s) which the Company may publish on the websites of the Hong Kong Stock Exchange and the Company.

Notice is hereby given that the Extraordinary General Meeting of China Mobile Limited (the “Company”) will be held on Wednesday, 9 June 2021 at 9:30 a.m. in the Grand Ballroom, Grand Hyatt Hong Kong, 1 Harbour Road, Wanchai, Hong Kong for the purposes of considering and, if thought fit, passing (with or without amendments), the following resolutions of the Company. Unless otherwise indicated, capitalised terms used in this notice shall have the same meanings as ascribed to them in the circular dated 24 May 2021 issued by the Company (the “Circular”).

ORDINARY RESOLUTIONS

1.

To consider and approve the RMB Share Issue and the Specific Mandate:

“THAT subject to obtaining approvals from the relevant regulatory authorities, the Board be and is hereby authorised and granted the Specific Mandate to allot, issue and deal with not more than 964,813,000 RMB Shares (prior to the exercise of the over-allotment option) as may be issued under the RMB Share Issue as further described in the Circular (including but not limited to the particulars as set out in the section headed “Resolution on the RMB Share Issue and the Specific Mandate” in the Circular), provided that the Specific Mandate shall be in addition to and shall not prejudice or revoke the existing general mandate granted to the Directors by the Shareholders at the annual general meeting of the Company held on 29 April 2021.”

2.

To consider and approve the authorisation to the Board and its authorised persons to deal with matters relating to the RMB Share Issue (including but not limited to the particulars as set out in the section headed “Resolution on the Authorisation to be Granted at the EGM to the Board to Deal with Matters Relating to the RMB Share Issue” in the Circular).

3.

To consider and approve the plan for distribution of profits accumulated before the RMB Share Issue (including but not limited to the particulars as set out in the section headed “Resolution on the Plan for Distribution of Profits Accumulated prior to the RMB Share Issue” in the Circular).

4.	To consider and approve the plan for stabilisation of the price of RMB Shares within three years following the RMB Share Issue in the form as set forth in Appendix I to the Circular.
5.	To consider and approve the shareholder return plan within three years following the RMB Share Issue in the form as set forth in Appendix II to the Circular.
6.

To consider and approve the use of proceeds from the RMB Share Issue (including but not limited to the particulars as set out in the section headed “Resolution on the Use of Proceeds from the RMB Share Issue” in the Circular).

7.	To consider and approve the remedial measures for the potential dilution of immediate returns resulting from the RMB Share Issue in the form as set forth in Appendix III to the Circular.
8.

To consider and approve the undertakings and corresponding binding measures for the RMB Share Issue (including but not limited to the particulars as set out in the section headed “Resolution on Undertakings and Corresponding Binding Measures in Connection with the RMB Share Issue” in the Circular).

9.

To consider and approve the proposed dealing with matter related to director and senior management liability insurance and A share prospectus liability insurance (including but not limited to the particulars as set out in the section headed “Resolution on Dealing with Matters related to Director and Senior Management Liability Insurance and A Share Prospectus Liability Insurance” in the Circular).

10.

To consider and approve the adoption of the policy governing the procedures of general meetings in the form as set forth in Appendix V to the Circular which will take effect on the date of listing of RMB Shares on the Shanghai Stock Exchange.

11.

To consider and approve the adoption of the policy governing the procedures of board meetings in the form as set forth in Appendix VI to the Circular which will take effect on the date of listing of RMB Shares on the Shanghai Stock Exchange.

SPECIAL RESOLUTION
12.	To consider and approve the amendments to the Articles of Association: “THAT:
	(i)	the amendments to the Articles of Association as set forth in Appendix IV to the Circular be and are hereby approved;
(ii)

the articles of association of the Company reflecting the amendments as set forth in Appendix IV to the Circular in the form tabled at the EGM, marked “A” and for the purpose of identification signed by a Director be approved, and such articles of association be adopted in substitution for and to the exclusion of the existing articles of association of the Company with effect from the date of listing of RMB Shares on the Shanghai Stock Exchange; and

(iii)

any Director or officer of the Company be and is hereby authorised to carry out and take all actions necessary and to sign all necessary documents in connection with or to give effect to the resolutions above.”

By Order of the Board
China Mobile Limited
Wong Wai Lan, Grace
Company Secretary

24 May 2021

Notes:

1.

Any member entitled to attend and vote at the extraordinary general meeting is entitled to appoint one or, if he is the holder of two or more shares, more proxies to attend and, on a poll, vote in his stead. A proxy need not be a member of the Company.

2.

In order to be valid, a form of proxy together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy thereof, must be deposited at the Company’s registered office at 60/F, The Center, 99 Queen’s Road Central, Hong Kong not less than 24 hours before the time for holding the extraordinary general meeting. Completion and return of a form of proxy will not preclude a member from attending and voting in person if he is subsequently able to be present.

3.

To ascertain shareholders’ eligibility to attend and vote at the extraordinary general meeting, the register of members of the Company will be closed from Friday, 4 June 2021 to Wednesday, 9 June 2021 (both days inclusive), during which period no transfer of shares in the Company will be effected. In order to be entitled to attend and vote at the extraordinary general meeting, all transfers, accompanied by the relevant share certificates, must be lodged with the Company’s share registrar, Hong Kong Registrars Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not later than 4:30 p.m. on Thursday, 3 June 2021.

CONTACTING THE COMPANY AND ITS SHARE REGISTRAR

If Shareholders have any questions relating to the extraordinary general meeting, please contact the Company’s share registrar as follows:

Hong Kong Registrars Limited

17M Floor, Hopewell Centre

183 Queen’s Road East

Wanchai, Hong Kong

Telephone: +852 2862 8555

Website: www.computershare.com/hk/contact

Alternatively, shareholders may contact Ms. Chow of the Company at +852 3121 8888.

Personal data collection statement: “Personal Data” in this statement has the same meaning as “personal data” in the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”). Your supply of Personal Data to the Company pursuant to this announcement is on a voluntary basis. Where there is any failure to provide sufficient information, the Company may not be able to process your instructions and/or requests. Your Personal Data may be disclosed or transferred by the Company to its subsidiaries, its share registrar, and/or other companies or bodies for any of the stated purposes, and retained for such period as may be necessary for verification and record purposes. You have the right to request access to and/or correction of your Personal Data in accordance with the provisions of the PDPO. Any such request for access to and/or correction of your Personal Data should be made in writing to the Personal Data Privacy Officer of the Company’s share registrar.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Dong Xin, Mr. Wang Yuhang and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.